Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Ciena Corporation and related Proxy Statement / Prospectus of Cyan, Inc. and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the consolidated financial statements of Cyan, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 4, 2015